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                                                                   EXHIBIT 99(c)


                            SELECTED FINANCIAL DATA

The following selected income statement data for the years 1997, 1996, and 1995 and balance sheet data for 1997 and 1996 have been derived from the Company's audited consolidated financial statements appearing elsewhere herein. The income statement data for the years 1994 and 1993 and balance sheet data for 1995, 1994 and 1993 have been derived from the Company's financial records. The selected financial data shown below reflects the combined operations and financial position of Williams Holdings of Delaware, Inc. and MAPCO Inc. as a result of the March 28, 1998, merger. Such merger was accounted for as a pooling of interests. The selected financial data shown below should be read in conjunction with such financial statements of the Company and related notes.


                                                               Year Ended December 31,
                                           ---------------------------------------------------------------
                                            1997 (1)        1996        1995 (2)       1994           1993
                                           ----------   -----------    ---------   -----------    --------
                                                                (dollars in millions)

INCOME STATEMENT DATA:
Total revenues                             $ 6,512.9     $ 5,153.0     $ 4,153.3    $ 3,871.1     $ 3,494.9
Income from continuing operations              301.0(4)      358.9(5)      276.0(6)     175.7(7)      244.1(8)
Income from discontinued operations (3)         (6.3)        (32.7)      1,029.3        122.9          81.6
BALANCE SHEET DATA:
Property, plant and equipment--net           4,533.6       3,897.3       3,537.2      2,785.7       3,243.7
Total assets                                 9,102.9       7,334.6       6,515.5      5,555.7       4,902.2
Long-term debt                               1,525.5       1,421.5       1,021.7      1,169.2         751.3
Stockholders' equity                       $ 3,525.5     $ 3,152.7     $ 2,849.0    $ 2,422.5     $ 2,456.9
RATIO OF EARNINGS TO FIXED CHARGES (9)          3.97          6.00          3.86         3.86          6.39

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(1)    On April 30, 1997, the Company and Northern Telecom combined their customer premise operations into a limited liability company. Williams Communications Solutions, LLC (the "LLC"). The Company owns a 70 percent interest in the LLC. Operating results of the LLC are included in the Company's operating results beginning May 1, 1997.

(2) On January 18, 1995, Williams acquired 60 percent of the outstanding common stock of Transco Energy Company ("Transco") in a cash tender offer. On May 1, 1995, the remaining 40 percent of Transco's outstanding common stock was acquired through a merger, which involved the exchange of the remaining Transco common stock for approximately 31.2 million shares of Williams common stock. Williams then contributed, effective January 18, 1995, the stock of Transco and Transco's subsidiaries, except for subsidiaries holding the interstate natural gas pipelines, to the Company.

(3) In the third quarter of 1994, the Company signed a definitive agreement to enter into the sale of its network services operations (the "WNS Sale"). On January 5, 1995, the Company consummated the transaction, and the gain from the sale was reported as discontinued operations in the 1995 first quarter consolidated financial statements. On September 10, 1996, the Company sold substantially all of the net assets of the MAPCO coal business to Alliance Coal Corporation (Alliance). The selected financial data has been prepared to present operating results of the operations sold in the WNS Sale and to Alliance as discontinued operations. For additional information see Note 3 of the Notes to Consolidated Financial Statements of the Company appearing elsewhere herein.


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(4)    Includes an after-tax gain on sale of interest in subsidiary of $44.5 million and a $66 million pretax gain on the sale of assets. See Notes 2 and 5 of the Notes to Consolidated Financial Statements of the Company appearing elsewhere herein.

(5) Includes pretax gains on sales of assets totaling $36.5 million. See Note 5 of the Notes to Consolidated Financial Statements of the Company appearing elsewhere herein. Also includes a pretax gain of $20 million from the property insurance coverage associated with construction of replacement gathering facilities.

(6) Includes a pretax gain on exchange of investments of $25.4 million, a pretax gain on sale of Williams common stock of $10.8 million, a pretax loss on sale of an investment of $12.6 million, and a $41.4 million pretax write-off of project costs. See Notes 4 and 5 of the Notes to Consolidated Financial Statements of the Company appearing elsewhere herein.

(7) Includes a pretax charge of $68.7 million related to the settlement of a dispute with the State of Alaska relative to royalty oil purchase agreements.

(8) Includes a pretax gain of $51.6 million from the sale of 6.1 million units in the Williams Coal Seam Gas Royalty Trust and a pretax gain of $45.9 million from the sale of the intrastate natural gas pipeline system and other related assets in Louisiana.

(9) For the purpose of this ratio (i) earnings consist of income from continuing operations before fixed charges, minority interest expense and income taxes for the Company, its majority-owned subsidiaries and its proportionate share of 50 percent-owned companies, less undistributed earnings of less than 50 percent-owned companies; and (ii) fixed charges consist of interest and debt expense on all indebtedness (without reduction of interest capitalized) and that portion of rental payments on operating leases estimated to represent an interest factor, plus the pretax effect of preferred dividends of subsidiaries.